Exhibit 99.1

Digital Media Solutions, Inc. Announces Preliminary Q1 2021 Financial Results And Q2 Guidance

●    Generated revenue of $96.8 million and adjusted revenue of $99.5 million, up 33.1% and 33.5% year over year, respectively.
●    Preliminary net loss of $0.6 million, compared to net income of $0.8 million in the first quarter of 2020.
●    Adjusted EBITDA was $14.1 million, up 5.4% year over year.
●    Reiterated FY 2021 guidance of adjusted revenue of $455-465 million and adjusted EBITDA of $72-75 million.
●    Announced second quarter 2021 guidance of adjusted revenue of $102-107 million and adjusted EBITDA of $15.2-15.7 million.

Clearwater, FL -- May 10, 2021 -- Digital Media Solutions, Inc. (NYSE: DMS), a leading provider of technology-enabled digital performance advertising solutions connecting consumers and advertisers, today announced 33.1% revenue growth and 33.5% adjusted revenue growth for the first quarter of 2021.

“Our digital performance advertising solutions resulted in strong performance once again during the first quarter of this year, and we feel confident in our business for the rest of the year,” noted Joe Marinucci, Co-Founder and Chief Executive Officer at DMS. “For our largest vertical, insurance, we generated organic year-over-year revenue growth of 102% and quote request growth of 111%, and we anticipate continued strength within insurance throughout the year.”

“We are very pleased with our progress on integrating Crisp Results into the broader DMS ecosystem. This was an incredibly strategic acquisition for us, and we expect to see continued strong growth inside of our insurance business in 2021 as a result, specifically inside of health insurance. We also believe that, as we move further into 2021, we will be reaping the rewards of this integration in the form of leverage that allows us to expand our margins.”

Update on Timing of DMS’s Form 10-Q for the Quarter Ended March 31, 2021

On May 7, 2021, DMS filed a Current Report on Form 8-K noting that, after consideration of an April 12, 2021 statement by the Securities and Exchange Commission (“SEC”), which is broadly applicable to warrants issued by special purpose acquisition companies ("SPACs"), DMS concluded that its 4 million private placement warrants, originally issued by the SPAC that the Company merged with in 2020, which were previously accounted for as equity, should be classified as liabilities in DMS’s financial statements prepared according to generally accepted accounting principles ("GAAP"). As noted in that Form 8-K, DMS is in the process of filing an amendment to our Annual Report on Form 10-K for the year ended December 31, 2020.

Due to the timing of the SEC’s statement and the compressed time frame for taking this statement into account, we are continuing to finalize our financial statements for the quarter ended March 31, 2021, including in respect of the SPAC warrant valuation analysis and the review and finalization of estimates for our recent acquisition. In light of the foregoing, the results included in this press release are preliminary and subject to review and change. We will be filing a Form 12b-25 with the SEC to extend the time for filing our Form 10-Q for the quarter ended March 31, 2021 until May 17, 2021.

First Quarter Revenues and Expenses:
●    In the first quarter of 2021, we generated quarterly revenue of $96.8 million, and adjusted revenue of $99.5 million, up 33.1% and 33.5% year over year, respectively, from the first quarter 2020.
●    We continued to see strong revenue growth across our segments. Higher revenues in Q1 2021 compared to Q1 2020 were driven by expanded growth in spend by our current base of advertiser clients who continue to transition more of their advertising spend to digital channels.

Revenue by Segment:
●    Brand-Direct Solutions revenue in the first quarter was $56.2 million, up 37.4% year over year.

●    Marketplace Solutions revenue of $49.3 million increased 44.1% year over year, primarily due to growth in the insurance sector revenue.
●    Other Solutions revenue was $2.0 million in the first quarter, up 60.2% year over year.

Gross Profit/Margin:
●    For the first quarter, reported gross profit was $27.6 million or a 28.5% margin, compared to 27.1% margin in Q4 2020 and 31.0% in the first quarter of 2020.
●    First quarter Brand-Direct Solutions gross margin was 26.9%, up significantly from 22.1% in Q4 2020 and up from 24.5% the same quarter last year. The margin was driven by substantial diversification in our distribution channels as we continue to scale growth.
●    For the first quarter, Marketplace Solutions gross margin was 25.7%, down slightly from 26.0% in Q4 2020 and down from 33.0% in the first quarter of 2020. This segment is heavily weighted by our rapid growth in the insurance market, which carries gross margins of approximately 24.3%.

Operating Expenses:
●    We remain focused on improving the leverage in our business while balancing our investments for growth.
●    Our total operating expenses amounted to $23.8 million in the first quarter, a decrease of 3.4% from Q4 2020 and up 32.5% year over year, adjusted predominantly for one-time expenses in the first quarter of 2021 related to stock compensation of $1.3 million.
●    Salaries and related costs in the first quarter were $10.3 million, an increase of 23.3% year over year, and 10.8% from Q4 2020, which is inclusive of approximately $1.3 million in stock-based compensation. Excluding stock compensation, Q1 salaries and related costs increased 8.2% over the same period last year.
●    We ended the first quarter with a total headcount of approximately 405 FTEs. These include the effects of the Aimtell/PushPros/Aramis acquisition (“Aimtell”), but not Crisp Results, which closed in the second quarter.

First Quarter 2021 Profitability, Balance Sheet and Liquidity:
Profitability:
●    Preliminary net loss of $0.6 million, compared to net income of $0.8 million in the first quarter of 2020.
●    First quarter 2021 net loss per share of $0.01 for Class A common stock is based on 33.5 million weighted average shares outstanding. Adjusted EPS was $0.09 per share. Adjusted EBITDA in the first quarter was $14.1 million, or an adjusted EBITDA Margin of approximately 14.2%. Adjusted EBITDA increased 5.4% year over year.

Balance Sheet and Liquidity:
●    We ended the quarter with $23.9 million in cash, versus $31.0 million at the end of Q4 2020, reflecting the acquisition of Aimtell plus normal shifts in working capital.
●    Our total debt at quarter end was $202 million, and, net of issuance costs, was $200 million.
●    As of March 31, 2021, our net leverage ratio was 2.9x compared to 3.2x at December 31, 2020.
●    As of March 31, 2021, we also had an available balance on our revolving credit facility of $11 million.

M&A Update:
●    During the first quarter, we acquired the push marketing technology and solutions of Aimtell, and on April 5th we announced the acquisition of assets from Crisp Results.
●    The Crisp Results business has a primary focus on insurance, with a deep concentration in the fast-growing Medicare insurance.
●    Digital Medicare insurance advertising is seeing uplift from long-term secular trends, including growth from an aging population and a transition from traditional to digital advertising.

Second Quarter and Full-Year 2021 Guidance:
●    When we announced the Crisp Results transaction on April 5th, we updated our 2021 full-year guidance for adjusted revenue to $455-465 million and for adjusted EBITDA to $72-75 million, including the impact of the Crisp Results asset acquisition and the earlier acquisition of Aimtell. We believe we are on track to achieve these results. For purposes of guidance, we exclude pre-acquisition EBITDA of acquired entities.
●    For the second quarter of 2021, management currently believes that we will generate adjusted revenue of $102-107 million and adjusted EBITDA of $15.2-15.7 million, compared to the $95.3 million and $14.8 million consensus revenue and EBITDA numbers we are seeing respectively.

Adjusted revenue and adjusted EBITDA are non-GAAP financial measures. Management believes that adjusted revenue and adjusted EBITDA provide useful information to investors and help explain and isolate the core operating performance of the business without regard to accounting treatments—refer to the “Non-GAAP Financial Measures” section below. The company is not providing a quantitative reconciliation of adjusted EBITDA and adjusted revenue in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense.

Conference Call and Webcast Information:
The U.S. toll free dial-in for the conference call is 1-833-772-0374, and the international dial-in number is 1-236-738-2220. The Conference ID is 3926869. A live webcast of the conference call will be available on the investor relations page of the company's website at https://investors.digitalmediasolutions.com.

A replay will be available after the conclusion of the call on May 10, 2021 through May 17, 2021. The U.S. toll-free replay dial-in number is 1-800-585-8367, and the international replay dial-in number is 1-416-621-4642. The replay passcode is 3926869.

Additional Information About Non-GAAP Financial Measures
This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release, except that a reconciliation is not provided of the second quarter or full-year 2021 guidance for adjusted revenue or adjusted EBITDA, as discussed above.

About Digital Media Solutions, Inc.
Digital Media Solutions, Inc. (NYSE: DMS) is an innovative global solutions provider of digital performance advertising and a connection point between digital advertising clients and their prospective customers. The DMS first-party data asset, proprietary advertising technology, significant proprietary media distribution and data-driven processes help digital advertising clients de-risk their advertising spend while scaling their customer bases. Learn more at https://digitalmediasolutions.com.

Safe Harbor Statement
This press release includes “forward-looking statements'' within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. DMS’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the COVID-19 pandemic or other public health crises; (2) changes in client demand for our services and our ability to adapt to such changes; (3) the entry of new competitors in the market; (4) the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions; (5) the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers; (6) the performance of DMS’s technology infrastructure; (7) the ability to protect DMS’s intellectual property rights; (8) the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires, including the Crisp Results assets and Aimtell; (9) the ability to improve and maintain adequate internal controls over financial and management systems, and remediate the identified material weakness; (10) changes in applicable laws or regulations and the ability to maintain compliance; (11) our substantial levels of indebtedness; (12) volatility in the trading price on NYSE of our common stock and warrants; (13) fluctuations in value of our private placement warrants; and (14) other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including those under “Risk Factors'' in DMS’s Annual Report on Form 10-K and its subsequent filings with the SEC. There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

NON-GAAP FINANCIAL MEASURES
In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”), this earnings press release includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including adjusted revenue, adjusted EBITDA, unlevered free cash flow, adjusted net income and adjusted EPS. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures can be found below. As explained further below, we use these financial measures internally to review the performance of our business units without regard to certain accounting treatments and non-recurring items. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations. Because of these limitations, management relies primarily on its GAAP results and uses non-GAAP measures only as a supplement.

Adjusted Revenue
Adjusted revenue is a non-GAAP financial measure presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our underlying operations. Management believes this measure provides useful information because, while the majority of our business consists of lead generation contracts which are accounted for on a gross basis, a portion of our agency managed services contracts are accounted for on a net basis. In light of these considerations, management believes that adjusted revenue provides useful information regarding operating performance across our business, without regard to the accounting treatment of individual contracts, and allows management to build forecasts on a consistent basis across the business. Management further uses adjusted revenue to compare the performance of divisions within the Company against each other and to isolate our core operating performance. Moreover, management expects that over time we will transition all of our services to a principal relationship and as our contracts are either amended or new agreements are executed, this measure will help provide a basis for comparison of our business operations between different periods over time as we transition these services and related accounting for these contracts.

Adjusted revenue is defined as revenue as reported under GAAP, without regard to netting of costs applicable to revenues earned under contracts that are deemed to be entered into on an agency basis.

The following table provides a reconciliation of adjusted revenue to net revenue, the most directly comparable GAAP measure (in thousands):

	Three Months Ended March 31, 2021			Three Months Ended March 31, 2020
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
Net revenue	$96,803	$2,735	$99,538	$72,728	$1,821	$74,549
Cost of revenue	69,182	2,735	71,917	50,159	1,821	51,980
Gross profit	$27,621	$—	$27,621	$22,569	$—	$22,569
Gross profit margin	28.5%	—%	27.7%	31.0%	—%	30.3%
(1) Includes the gross up for certain Managed services contracts that are presented net of costs under GAAP.
For the full year 2021, current estimates are:

Guidance
	Low	High
Revenue	$444 million	$454 million
Adjustments (1)	11 million	11 million
Adjusted Revenue	$455 million	$465 million
Adjusted EBITDA (2)	$72 million	$75 million
(1) Includes the gross up for certain Managed Services and SmarterChaos contracts that are presented net of costs under GAAP for the year ended December 31, 2021.
(2) For the purpose of guidance, we exclude pre-acquisition EBITDA of acquired entities.

A non-GAAP financial measure; refer to the Non-GAAP Financial Measures section below.

Adjusted EBITDA, Unlevered Free Cash Flow and Unlevered Free Cash Flow Conversion
We use the non-GAAP measures of adjusted EBITDA and unlevered free cash flow to assess operating performance. Management believes that these measures provide useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance. Financial measures that are non-GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses adjusted EBITDA and unlevered free cash flow only as a supplement.

Adjusted EBITDA, is defined as net income (loss), excluding (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) acquisition costs, (5) other expenses, (6) other non-recurring, infrequent or unusual costs (An item is considered to be non-recurring, infrequent or unusual if it is unlikely that it will recur in the next two years or if a similar charge or gain has not occurred in the preceding two years, in accordance with SEC rules.); (7) future estimated cost savings resulting primarily from the reorganization of acquisitions, including adjustments to headcount, as well as other operational synergies, (8) future estimated technology synergies and cost savings due to the use of an alternative vendor, (9) future estimated costs savings resulting primarily from acquisitions as well as reorganization of staff adjustments, use of lower cost distribution vendors, amongst others, and (10) Aimtell EBITDA from January 1, 2021 through January 31, 2021, the date of the acquisition.

Unlevered free cash flow is defined as adjusted EBITDA, less capital expenditures, and unlevered free cash flow conversion is defined as unlevered free cash flow divided by adjusted EBITDA.
The following table provides a reconciliation of adjusted EBITDA, combined adjusted EBITDA and unlevered free cash flow from net income the most directly comparable GAAP measure (in thousands):

	Three months ended	Three months ended
	March 31, 2021	March 31, 2020	$ Change	% Change
Net (loss) income	$(634)	$757	$(1,391)	(184)%
Adjustments
Interest expense	3,257	3,790	(533)	(14)%
Income tax expense	(30)	52	(82)	(158)%
Depreciation and amortization	5,338	4,315	1,023	24%
Acquisition costs (1)	2,140	27	2,113	7826%
Other expense (2)	2,253	133	2,120	1594%
Other non-recurring expenses (3)	554	348	206	59%
Sub-total before additional adjustments	$12,878	$9,422	$3,456	37%
Adjustments
Pro Forma Cost Savings (4)	$31	675	$(644)	(95)%
Technology Synergies (5)	192	779	(587)	(75)%
Pro Forma Cost Savings – Acquisitions (6)	577	1,372	(795)	(58)%
Acquisitions EBITDA (7)	422	1,126	(704)	(63)%
Adjusted EBITDA	$14,100	$13,374	$726	5.4%
Capital expenditures	$2,498	2,976	$(478)	(16)%
Unlevered Free Cash Flow	$11,602	$10,398	$1,204	$—

(1) Includes pre-acquisition transactions related to travel, professional and legal fees for recent acquisitions.
(2) Includes primarily stock-based compensation, investor management fees, director fees and costs related to philanthropic initiatives.
(3) Other non-recurring expenses include, restructuring costs and lease termination costs due to office closures, severance and commission payments due to company reorganization.
(4) These are estimated cost savings primarily from reorganization of the company.
(5) These are annualized estimated UE Authority, Co. (“UE”) technology synergies related to uniform infrastructure platform.
(6) These are annualized estimated cost synergies from the UE, SmarterChaos.com, and Aimtell acquisitions.
(7) Includes pre-acquisition Aimtell EBITDA during the three months ended March 31, 2021 and comparable pro forma amounts during the same period in 2020.

Adjusted Net Income and Adjusted EPS:
We use the non-GAAP measures adjusted net income and adjusted EPS to assess operating performance. Management believes that these measures provide investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial and operating performance. Management also believes these non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. We define adjusted net income (loss) as net income (loss) attributable to Digital Media Solutions, Inc. adjusted for (x) costs associated with the Business Combination, acquisition-related costs, equity based compensation and lease restructuring charges and (y) the reallocation of net income (loss) attributable to non-controlling interests from the assumed acquisition by Digital Media Solutions, Inc. of all units of Digital Media Solutions Holdings, LLC ("DMSH LLC") (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A common stock of Digital Media Solutions, Inc. on a one-to-one basis. We define adjusted pro forma net loss per share as adjusted pro forma net loss divided by the weighted-average shares of Class A common stock outstanding, assuming the acquisition by Digital Media Solutions, Inc. of all outstanding DMSH LLC units (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A common stock on a one-to-one-basis.

The following table presents a reconciliation between GAAP earnings per share and Non-GAAP adjusted net income and adjusted EPS (In thousands, except per share data):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Numerator:
Net income (loss)	$(634)	$757
Less: Net loss attributable to DMSH prior to the Business Combination	—	—
Less: Net income attributable to non-controlling interests subsequent to the Business Combination	(278)	—
Net income (loss) attributable to DMS Inc.	(356)	757
Denominator:
Weighted-average shares of Class A Common Stock outstanding - basic and diluted	33,485	N/A

Earnings per share of Class A Common Stock - basic and diluted	$(0.01)	N/A

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Numerator:
Net income (loss) attributable to Digital Media Solutions, Inc.;	$(356)	$757
Add adjustments to net income (loss):
Acquisition costs	2,140	27
Equity based compensation, legal and severance costs	2,253	133
Restructuring, transition and refinance costs	554	348
Acquisition synergies	800	2,826
Acquisition EBITDA	422	1,126
	$5,813	$5,217
Net income tax benefit (expense) based on conversion of units	144	121
Adjusted net income (loss)	$5,669	$4,917
Denominator:
Weighted-average shares outstanding - basic and diluted
Class A common stock	33,485	23,960
Weighted-average LLC Units of Digital Media Solutions Holdings, LLC that are convertible into Class A common stock	26,306	20,500
	59,791	44,460
Adjusted EPS	$0.09	$0.12

Investor Contact:
Thomas Bock
(704) 412-8892
tbock@dmsgroup.com

Media Contact:
Melissa Ledesma
(201) 528-5272
mledesma@dmsgroup.com

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